EXHIBIT 99.1

News Release:	October 28, 2010
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces

Third Quarter 2010 Preliminary Operating Highlights
Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced third quarter 2010 preliminary operating highlights, reporting net income of $10.7 million and $23.9 million for the three and nine months ended September 30, 2010, compared to net losses of $93.8 million and $144.3 million for the same periods in 2009.
The Seattle Bank attributes the increase in its third quarter and year-to-date 2010 net income primarily to lower additional credit-related charges recorded on private-label mortgage-backed securities (MBS) classified as other than temporarily impaired (OTTI). The Seattle Bank recorded $15.6 million and $82.1 million of additional credit charges on its private-label MBS for the three and nine months ended September 30, 2010, compared to $130.1 million and $263.5 million for the same periods in 2009. The Seattle Bank records all expected current and future losses on its private-label MBS on a quarterly basis. Additional credit losses incurred during the third quarter were primarily due to revised assumptions regarding economic trends and their adverse effects on the mortgages underlying these securities.
Net income for the three and nine months ended September 30, 2010, was also favorably impacted by $8.1 million and $35.3 million of net gains primarily related to fair value hedges of some of the bank's available-for-sale investments, advances, and consolidated obligations.
Net interest income after provision for credit losses on mortgage loans held for portfolio declined to $42.9 million and $132.1 million for the three and nine months ended September 30, 2010, from $47.9 million and $170.1 million for the same periods in 2009. While favorably impacted by lower funding costs, net interest income for the three and nine months ended September 30, 2010, was negatively impacted by lower advance volumes, a declining balance of mortgage loans held for portfolio, and lower returns on short-term and variable interest-rate investments due to the prevailing low-interest-rate environment.

Other Financial Highlights
•    Total assets declined to $49.9 billion as of September 30, 2010, from $51.1 billion as of December 31, 2009; average quarterly total assets were essentially unchanged at $51.3 billion for the three months ended September 30, 2010, from $51.6 billion for the same period in 2009.

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Advances outstanding declined to $15.4 billion as of September 30, 2010, from $22.3 billion as of December 31, 2009, primarily due to repayment of maturing advances, advance prepayments, and significantly lower advance demand across the Seattle Bank's membership.

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Accumulated other comprehensive loss, which primarily includes non-credit-related OTTI charges, declined to $770.3 million as of September 30, 2010, from $908.8 million as of December 31, 2009, primarily due to improvements in the fair values of available-for-sale securities classified as OTTI.

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As of September 30, 2010, the Seattle Bank held $1.1 billion of total capital, compared to $993.7 million as of December 31, 2009. The increase in total capital was primarily due to an improvement of $138.5 million in the bank's accumulated other comprehensive loss.

•	The Seattle Bank's retained earnings increased to $76.8 million as of September 30, 2010, from $52.9 million as of December 31, 2009.

•	As of September 30, 2010, the Seattle Bank had a total regulatory capital-to-assets ratio of 5.76 percent and a regulatory leverage ratio of 8.48 percent.

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The Seattle Bank held $2.9 billion of regulatory capital as of September 30, 2010, compared to $2.8 billion as of December 31, 2009. As of September 30, 2010, the Seattle Bank held a risk-based capital surplus of $952.9 million.

On October 25, 2010, the Seattle Bank entered into a Stipulation and Consent to the Issuance of a Consent Order with the Federal Housing Finance Agency (Finance Agency). The Stipulation and Consent provides that the Seattle Bank agrees to a Consent Order issued by the Finance Agency, which requires the bank to take certain specified actions related to its business and operations. (The Stipulation and Consent and the Consent Order are collectively referred to as the Consents.) The Consents and related understandings with the Finance Agency constitute the Seattle Bank's capital restoration plan and fulfill the Finance Agency's April 19, 2010, request of the Seattle Bank for a business plan. The Finance Agency continues to deem the Seattle Bank "undercapitalized" under the Finance Agency's Prompt Corrective Action rule. See the Seattle Bank's current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on October 26, 2010 for a full description of the Consents.

Unaudited Selected Financial Data ($ thousands)

Selected Statement of Condition Data:	As of September 30, 2010	As of December 31, 2009
Investments (1)	$30,797,314	$23,816,776
Advances	15,413,951	22,257,026
Mortgage loans held for portfolio, net	3,543,858	4,106,195
Total assets	49,914,026	51,094,483
Consolidated obligations, net	46,975,735	48,263,871
Total capital stock	1,794,089	1,849,667
Retained earnings	76,835	52,897
Total accumulated other comprehensive loss	(770,317)	(908,816)
Total capital (2)	1,100,607	993,748

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Selected Statement of Income Data:	2010	2009	2010	2009
Net interest income after provision for credit losses on mortgage loans held for portfolio (3)	$42,871	$47,884	$132,116	$170,070
Net other-than-temporary impairment credit losses	(15,620)	(130,100)	(82,066)	(263,519)
Other non-interest income (loss) (4)	2,979	3,082	25,682	(11,690)
Total other expense	16,068	14,672	43,150	39,161
Total assessments	3,492	—	8,644	33
Net income (loss)	10,670	(93,806)	23,938	(144,333)

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)
Excludes capital stock classified as mandatorily redeemable capital stock, which totaled $1.0 billion and $946.5 million as of September 30, 2010 and December 31, 2009. Mandatorily redeemable capital stock is included in regulatory capital.

(3)
Includes provisions of $1.2 million for credit losses on mortgage loans held for portfolio for the nine months ended September 30, 2010, compared to provisions of $14,000 and $271,000 for the three and nine months ended September 30, 2009. No provision was recorded for the three months ended September 30, 2010.

(4)	Includes gain (loss) on derivatives and hedging activities, loss on calls and early extinguishments of debt, service fees, gain (loss) on sales of securities, and other non-interest income (loss).

The Seattle Bank expects to file its Third Quarter 2010 Form 10-Q with the Securities and Exchange Commission (SEC) on or around November 10, 2010.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable approximately 365 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other factors, including actions relating to the capital restoration plan and the Seattle Bank's ability to redeem or repurchase members' capital stock, may differ materially from that expected or implied in forward-looking statements, because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), business and capital plan adjustments and amendments, demand for advances, regulatory and legislative actions and approvals (including those of the Finance Agency), the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2009 annual report on Form 10-K filed with the SEC and subsequent 10-Q filings. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.